EXHIBIT 99.1


FOR IMMEDIATE RELEASE                                 July 17, 2003

Contact: Amy L. Timmerman, AVP, Investor Relations - 781-221-6396 John A. Simas, EVP and CFO - 781-221-6307
           FAX: (781) 221-7594

BOSTONFED BANCORP, INC. ANNOUNCES SECOND QUARTER RESULTS AND THE DECLARATION OF A DIVIDEND OF $.16 PER SHARE

Burlington,  Mass.- BostonFed  Bancorp,  Inc. (AMEX:  BFD) (the "Company"),  the
parent of Boston Federal Savings Bank ("BFS"), a federally-chartered stock savings bank, and Broadway National Bank ("BNB"), a national chartered commercial bank, announced second quarter net income of $1,532,000, or $0.35 basic and $0.33 diluted earnings per share, compared to net income of $2,583,000, or $0.58 basic and $0.55 diluted earnings per share for the second quarter of 2002. Significant items affecting the second quarter earnings included the reversal of approximately $2.8 million ($1.8 million net of tax) of the first quarter provision for additional state taxes and interest applicable to the real estate investment trust ("REIT") due to the settlement with the Massachusetts Department of Revenue (Mass. DOR") as previously disclosed, a loan loss provision of $2.0 million, additional impairment of originated mortgage servicing rights ("OMSRs") and continued margin erosion.

For the six months ended June 30, 2003, the net loss was $66,000 or $0.02 basic and diluted loss per share, compared to $4.6 million or $1.04 basic and $0.98 diluted earnings per share for the six months ended June 30, 2002.

The Company also announced the declaration of a quarterly cash dividend of $0.16 per share. The dividend is payable on or about August 14, 2003, to shareholders of record at the close of business on August 1, 2003.

Pursuant to the Company's 10th stock repurchase program, the Company acquired 15,000 shares of its outstanding common stock at an average price of $22.92 per share. As of June 30, 2003, the Company has acquired 79,067 shares of its outstanding common stock at an average price of $25.85 per share under the existing program and has 143,904 shares remaining to be repurchased under this program. Outstanding shares as of June 30, 2003, were 4,425,208.

Net interest income for the second quarter of 2003 was $8.6 million, compared to $9.8 million for the second quarter of 2002 despite higher average interest-earning assets. The lowest interest rates in decades have precipitated high levels of loan prepayments, which combined with reinvestment in lower yielding loans and investment securities, as well as diminishing opportunities to continue lowering core deposit interest rates, have caused a decrease in the net interest margin. The net interest margin declined from 2.88% for the quarter ended June 30, 2002 to 2.45% in the current quarter. On a linked-quarter basis (March 31, 2003), the net interest margin declined by 13 basis points, six basis points of the decline was caused by the reversal of approximately $200,000 of accrued interest on a large delinquent borrower discussed below.

The provision for loan losses was $2.0 million for the quarter ended June 30, 2003, compared to $250,000 for the comparable quarter last year. The increase in the provision was necessary as a charge-off of $1.6 million required replenishment to the allowance for loan losses ("ALL"). A large commercial real estate/business loan borrower of the Company suffered the loss of some of its business to international competition, causing the borrower to close a large portion of its manufacturing facilities. A current appraisal of the borrower's real estate showed a substantial reduction in the value due to the vacated space. Additionally, the Company provided $400,000 to the ALL due to an increased level of non-performing loans and the higher balances invested in commercial real estate loans, business loans and other higher yielding/higher risk loans. At June 30, 2003, the Company's non-performing assets totaled $8.1 million, or 0.53% of total assets, compared to the December 31,

2002 balance of $6.5 million, or 0.43% of total assets. The allowance for loan losses was $13.5 million at June 30, 2003, compared to $12.7 million at December 31, 2002. These amounts represent 173.3% of non-performing loans and 1.17% as a percent of loans at June 30, 2003, compared to 230.2% and 1.13%, respectively, at December 31, 2002.

Total non-interest income declined to $2.6 million for the quarter ended June 30, 2003, compared to $4.1 million for the quarter ended June 30, 2002, due primarily to lower loan processing and servicing fees resulting from higher levels of amortization and impairment of OMSRs. Loan processing and servicing fees were a negative $1.7 million for the quarter ended June 30, 2003, compared to a negative $198,000 for the quarter ended June 30, 2002. On a year to date basis, loan processing and servicing fees were a negative $2.5 million, compared to a negative $509,000 for last year to date. The primary reason for the decrease was due to an OMSR impairment charge of $3.0 million during the six months ended June 30, 2003, whereas the impairment charge for the prior year comparable period was $1.1 million. The impairment charge for the current six-month period includes $2.4 million in permanent impairment due to actual prepayments, as well as an additional $600,000 for anticipated future prepayments, thereby increasing the valuation allowance to $3.1 million. With the most recent adjustment, the OMSR balance of $5.6 million represents approximately 55 basis points of the $1.020 billion of loans serviced for others. Further declines in market interest rates, which affect loan prepayments and prepayment speeds, may result in future impairment charges.

Gain on sale of loans amounted to $2.7 million for the quarter ended June 30, 2003, essentially the same as the quarter ended June 30, 2002. The Company has reduced the amount of gain recognized upon the sale of adjustable-mortgage loans to reflect current shorter estimated lives of loans serviced. Additionally, the Company is retaining a larger portion of loan production for its own portfolio in order to replace loans, which have prepaid and to increase the size of its loan portfolio. The increased gain on sale of loans resulted from a continuation of high volumes of one- to four-family mortgage loan sales, made possible by the high volume of lending activity in the current low interest rate environment. Included in the above gain on sale of loans were gains on sale of manufactured housing loans, which amounted to $1.1 million for the quarter ended June 30, 2003, compared to $1.3 million for the quarter ended June 30, 2002. On a year-to-date basis gain on sale of manufactured housing loans was $1.9 million, compared to $2.4 million for the six months ended June 30, 2002. The decline is due to the continuing recessionary levels of activity in the manufactured housing market.

Deposit service fees increased from $768,000 in the quarter ended June 30, 2002, to $900,000 in the current quarter. On a year-to-date basis, deposit service fees were $1.8 million, compared to the prior year-to-date total of $1.4 million. The increase was primarily due to increases in fees and higher levels of deposit account services activity.

Total non-interest expense was $9.7 million for the quarter ended June 30, 2003, essentially the same as the prior year quarter. For the six months ended June 30, 2003, total non-interest expense was $19.6 million, compared to $19.4 million for the prior year to date. Compensation and benefits were $140,000 lower in the current quarter than the prior year second quarter as the Company reversed a portion of the short-term incentive plan accrual due to the level of current earnings, which would preclude the payout of a substantial portion of the plan. This reversal more than offset increased compensation and benefits expense for the Company's defined benefits pension plan expense, which resumed required contributions in the third quarter of 2002 and normal year over year salary increases. Advertising expense increased to $360,000 in the current quarter from $264,000 in the prior year comparable quarter due to the rollout of a more focused advertising program. The total non-interest expense for the six months ended June 30, 2002 was impacted by a $500,000 legal settlement at the Company's BNB subsidiary.

Income tax benefit for the quarter ended June 30, 2003, was $2.0 million, due primarily to the reversal of a portion of the REIT accrual recorded during the first quarter due to the Mass. DOR settlement. The net effect of the REIT tax issue was an increase in tax benefit of approximately $1.8 million. For the six months ended June 30, 2003, income taxes were $2.0 million, the majority of which includes the charge for the additional REIT taxes applicable to prior years, net of the settlement with the Mass DOR. The remaining tax of approximately $765,000 results in an effective tax rate of approximately 40.3% compared to $2.4 million, an effective tax rate of 34.2% for the six months ended June 30, 2002.

Total assets at June 30, 2003, were $1.539 billion, compared to $1.526 billion at December 31, 2002, an increase of $13.8 million. Loans, net of allowance for loan losses increased by $48.7 million to a new record level of $1.120 billion at June 30, 2003 from $1.071 billion at December 31, 2002 as the Company retained a larger portion of its loan production for portfolio purposes. Additionally, the Company securitized and retained a portion of its loan production in the form of mortgage-backed securities held to maturity, which increased by $15.6 million from $25.4 million at December 31, 2002 to a balance of $41.0 million at June 30, 2003. Somewhat offsetting these increases were lower balances in cash and cash equivalents, which declined by $31.1 million from a balance of $74.7 million at December 31, 2002 to $43.5 million at June 30, 2003 due primarily to a reduction in Federal Home Loan Bank ("FHLB") Overnight Deposits. Additionally, loans held for sale declined by $15.6 million from $31.6 million at December 31, 2002 to $16.0 million at June 30, 2003 as a lesser portion of loan production was earmarked for sale during the recent quarter.

Deposit accounts increased by $15.0 million to a new record level of $975.3 million at June 30, 2003 despite a $5.6 million reduction in wholesale-brokered certificates of deposit.

Total stockholders' equity was $91.5 million at June 30, 2003, compared to $93.0 million at December 31, 2002. On a per share basis, the book value was $20.76 at June 30, 2003, compared to $21.17 at December 31, 2002. The stockholders' equity to total assets ratio of the Company was 5.9% at June 30, 2003, and 6.1% at December 31, 2002.

This press release may contain certain forward-looking statements with regard to the Company's prospective performance and strategies within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities and Exchange Act of 1934, as amended. The Company intends such forward looking statements to be covered by the safe harbor provision for forward looking statement contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for such purpose.

Forward looking statements are based on certain assumptions and management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, acts of terrorism or war, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.




Consolidated Balance Sheets                                            June 30,           December 31,
--------------------------------                                         2003                 2002
                                                                    --------------       --------------
                                                             (Dollars In Thousands, Except Per Share Amounts)
                                                                             (Unaudited)
Assets
-------------
Cash and cash equivalents                                       $        43,533       $        74,672
Investment securities available for sale                                109,092               112,888
Investment securities held to maturity                                    2,525                 2,524
Mortgage-backed securities available for sale                           116,176               114,515
Mortgage-backed securities held to maturity                              41,005                25,429
Loans held for sale                                                      16,024                31,614
Loans, net of allowance for loan losses                               1,120,007             1,071,356
Accrued interest receivable                                               6,178                 6,470
Stock in FHLB of Boston & Federal Reserve Bank                           24,552                24,552
Bank-owned life insurance                                                24,943                24,316
Premises and equipment, net                                              10,098                10,133
Goodwill                                                                 10,776                10,776
Other assets                                                             14,544                16,367
                                                                  --------------        --------------
             Total assets                                       $     1,539,453       $     1,525,612
                                                                  ==============        ==============
Liabilities and Stockholders' Equity
-------------------------------------------------
Liabilities:
  Deposit accounts                                              $       975,273       $       960,278
  Federal Home Loan Bank advances & other borrowings                    431,828               426,560
  Corporation obligated mandatorily redeemable capital securities        32,000                32,000
  Advance payments by borrowers for taxes and insurance                   2,284                 2,317
  Other liabilities                                                       6,544                11,484
                                                                  --------------        --------------
             Total liabilities                                        1,447,929             1,432,639
                                                                  --------------        --------------
Stockholders' equity:
  Common stock and additional paid- in- capital                          69,662                69,347
  Retained earnings                                                      62,767                64,242
  Accumulated other comprehensive income                                  1,016                 1,096
  Less unearned 1996 Stock-Based Incentive Plan                              (2)                  (14)
  Less Treasury Stock                                                   (41,919)              (41,698)
                                                                  --------------        --------------
                 Total stockholders' equity                              91,524                92,973
                                                                  --------------        --------------
             Total liabilities and stockholders' equity         $     1,539,453       $     1,525,612
                                                                  ==============        ==============

Selected Financial Highlights --     (At End of Period)
-------------------------------------------------------------
  Total stockholders' equity to total assets                               5.9%                  6.1%
  Market value per share                                                 $26.91                $26.70
  Book value per common share                                            $20.76                $21.17
  Number of shares outstanding                                        4,425,208             4,425,348
  Non-performing loans                                                   $7,776                $5,497
  Real estate owned and other repossessed assets                           $361                $1,026
  Total non-performing assets                                            $8,137                $6,523
  Total non-performing assets as a percent of
      total assets                                                        0.53%                 0.43%
  Allowance for loan losses                                             $13,474               $12,656
  Allowance for loan losses as a percent of
      non-performing loans                                              173.28%               230.23%
  Allowance for loan losses as a percent of
      non-performing assets                                             165.59%               194.02%
  Allowance for loan losses as a percent of loans                         1.17%                 1.13%
  Total loans serviced for others                                    $1,020,108            $1,084,797




Consolidated Statements of Income
-------------------------------------------------

                                                         Three Months Ended              Six Months Ended
                                                              June 30,                        June 30,
                                                 ----------------------------    ----------------------------
                                                     2003           2002             2003           2002
                                                     ----           ----             ----           ----
                                                       (Dollars In Thousands, Except Per Share Amounts)
                                                                        (Unaudited)
Interest income:
  Loans                                        $       15,855 $       18,673   $       32,434  $      37,188
  Mortgage-backed securities                            1,597          2,181            3,134          4,067
  Investment securities                                 1,100          1,009            2,238          1,991
                                                 -------------  -------------    -------------   ------------
    Total interest income                              18,552         21,863           37,806         43,246
                                                 -------------  -------------    -------------   ------------
Interest expense:
  Deposit accounts                                      4,811          5,411            9,890         11,228
  Borrowed funds                                        4,264          5,807            8,706         11,567
  Corporation obligated mandatorily redeemable
    capital securities distributions                      880            881            1,761          1,761
                                                 -------------  -------------    -------------   ------------
    Total interest expense                              9,955         12,099           20,357         24,556
                                                 -------------  -------------    -------------   ------------
Net interest income                                     8,597          9,764           17,449         18,690
Provision for loan losses                               2,000            250            2,450            500
                                                 -------------  -------------    -------------   ------------
  Net interest income after provision for loan losses   6,597          9,514           14,999         18,190
Non-interest income:
  Deposit service fees                                    900            768            1,756          1,405
  Loan processing and servicing fees                   (1,670)          (198)          (2,528)          (509)
  Gain on sale of loans                                 2,651          2,731            5,821          5,599
  Income from bank owned life insurance                   308            306              627            603
  Gain on sale of investments                               7             60                7            300
  Other                                                   433            429              803            826
                                                 -------------  -------------    -------------   ------------
    Total non-interest income                           2,629          4,096            6,486          8,224
                                                 -------------  -------------    -------------   ------------
Non-interest expense:
  Compensation and benefits                             5,696          5,836           11,829         11,625
  Occupancy and equipment                               1,198          1,244            2,456          2,430
  Data processing                                         445            465              905            920
  Advertising expense                                     360            264              659            497
  Deposit insurance premiums                               40             46               88             86
  Legal settlements                                         0              0                0            500
  Other                                                 1,916          1,832            3,649          3,360
                                                 -------------  -------------    -------------   ------------
    Total non-interest expense                          9,655          9,687           19,586         19,418
                                                 -------------  -------------    -------------   ------------
(Loss) income before income taxes                        (429)         3,923            1,899          6,996
Income tax (benefit) expense                           (1,961)         1,340            1,965          2,391
                                                 -------------  -------------    -------------   ------------
Net income (loss)                              $        1,532 $        2,583   $          (66) $       4,605
                                                 =============  =============    =============   ============

Selected Financial Highlights--
--------------------------------------
     (For the periods ending)
  Basic (loss) earnings per share                       $0.35          $0.58           ($0.02)         $1.04
  Diluted (loss) earnings per share                     $0.33          $0.55           ($0.02)         $0.98
  Weighted average number of shares outstanding:
    Basic                                           4,396,223      4,420,057        4,395,488      4,409,091
    Diluted                                         4,609,058      4,726,688        4,395,488      4,688,700
  Return on average assets (annualized)                 0.41%          0.70%            (0.01)%        0.63%
  Return on average stockholders'
        equity (annualized)                             6.61%         10.50%            (0.14)%        9.45%
  Net interest rate spread (annualized)                 2.24%          2.63%            2.30%          2.50%
  Net interest margin (annualized)                      2.45%          2.88%            2.51%          2.77%
  Mortgage loan originations
      (Dollars in Thousands)                         $367,705       $278,444         $671,775       $519,117